Exhibit 10-Z
CONFIDENTIAL TREATMENT REQUESTED


                      SECURITY AGREEMENT

                 Dated as of January 17, 2006

                           between

            [***][an affiliate of Paul Royalty Fund II, L.P.,
                  a Delaware limited partnership]

                             and

                      A.P. PHARMA, INC.

    (in favor of [***][an affiliate of Paul Royalty Fund II,
             L.P., a Delaware limited partnership])

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                        TABLE OF CONTENTS
                        -----------------
                                                           Page
                                                           ----

Section 1   Definitions                                     1

Section 2   Grant of Security                               1

Section 3   Security for Obligations                        2

Section 4   APP to Remain Liable                            2

Section 5   Representations and Warrants                    2

Section 6   Further Assurances                              3

Section 7   Certain Covenants of APP                        3

Section 8   Special Covenants With Respect
             to the Collateral                              4

Section 9   PRF Appointed Attorney-in-Fact                  5

Section 10  Standard of Care                                5

Section 11  Remedies Upon Event of Default                  6

Section 12  Application of Proceeds                         6

Section 13  Expenses                                        6

Section 14  Continuing Security Interest;
             Termination and Release                        7

Section 15  Amendments; Etc                                 7

Section 16  Notices                                         7

Section 17  Failure or Indulgence Not Waiver;
             Remedies Cumulative                            7

Section 18  Severability                                    7

Section 19  Interpretation                                  8

Section 20  Headings                                        8

Section 21  Governing Law                                   8

Section 22  Waiver of Jury Trial                            8

Section 23  Counterparts; Effectiveness                     8

Section 24  Successors and Assigns                          8

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                      SECURITY AGREEMENT

        This SECURITY AGREEMENT (the "Agreement") is made and entered into as of January 17, 2006 (the "Effective Date") by and between A.P. Pharma, Inc., a Delaware corporation (including its successors and assigns, "APP"), [***][an Affiliate of Paul Royalty Fund II, L.P., a Delaware limited partnership] (including its successors and assigns, "PRF"), an Affiliate of Paul Royalty Fund II, L.P., a Delaware limited partnership.

                      W I T N E S S E T H:

        WHEREAS, APP and PRF are parties to the Royalty Interest
Agreement between the parties of even date herewith (the "Royalty
Interest Agreement");

        WHEREAS, APP has covenanted pursuant to the terms of the Royalty Interest Agreement to enter into this Agreement, under which APP grants to PRF a security interest in and to the Collateral as general and continuing security for the due performance and payment of all of APP's obligations to PRF under the Royalty Interest Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

        Section 1 Definitions. For purposes of this Agreement, capitalized terms and certain other terms used herein shall have the meanings set forth in Schedule 1 hereto. Capitalized terms used herein and not otherwise defined herein or in Schedule 1 shall have the meanings given such terms in the Royalty Interest Agreement or the UCC, as applicable.

        Section 2 Grant of Security. APP hereby grants PRF a security interest in the following personal property, whether now or hereafter existing, and wherever the same may be located
(collectively, the "Collateral"):

        (a)   the Royalty Interest;

        (b) the Intellectual Property, including the Patents and Know-How;

        (c) the License Agreements, including the Aventis License Agreement and the Ortho License Agreement;



[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        (d)   the RPS Agreements;

        (e)   the Transaction Documents; and

        (f)   all Regulatory Approvals.

        The Royalty Interest has been sold, assigned, transferred and conveyed to PRF pursuant to the Royalty Interest Agreement and it is the intention of the parties that such transaction be treated as a "true sale". The security interest granted in this
Section 2 is granted as a precaution against the possibility, contrary to the parties' intentions, that the transaction be characterized as other than a "true sale". In no event shall the security interest granted in this Section 2 hereof attach to any personal property of APP other than the Collateral.

        Section 3 Security for Obligations. This Agreement secures, and the Collateral pledged by APP is collateral security for, the due and punctual payment or performance in full (including, without limitation, the payment of amounts that would become due but for the operation of the automatic stay under Subsection 362(a) of the United States Bankruptcy Code) of all Secured Obligations of APP.

        Section 4 APP to Remain Liable. Notwithstanding anything to the contrary contained herein, (a) APP shall remain liable to perform all of its duties and other obligations under the Royalty Interest Agreement to the same extent as if this Agreement had not been executed, and (b) the exercise by PRF of any of its rights hereunder shall not release APP from any of its duties or other obligations under the Royalty Interest Agreement.

        Section 5 Representations and Warranties. APP represents and warrants as follows as of the date hereof:

        (a) Ownership of Collateral. APP has the power to transfer and grant a lien and security interest in each item of Collateral upon which it purports to grant a lien or security interest hereunder and the grant of such security interest shall not constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of APP under any lease, license or contract to which it is a party or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC). Other than such as may have been filed in favor of PRF relating to this Agreement or as contemplated by the Royalty Interest Agreement, no effective UCC financing statement or other instrument similar in effect covering all or any part of the Collateral or the Patents is on file in any filing or recording office.

        (b) Validity. This Agreement, when executed and delivered, will create a valid security interest in the Collateral under the laws of the State of New York, and upon the filing of the appropriate UCC financing statements naming PRF as secured party and describing the Collateral in the applicable filing office(s) in the jurisdiction(s) listed in Schedule 5(b), such security interest will be perfected under the laws of the State of Delaware and all filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interest granted by APP to PRF in the Collateral will have been accomplished, including the execution and filing of the Collateral Assignment and Security Agreement set forth on Exhibit B herein at the United States Patent and Trademark Office.

        (c) Authorization, Approval. No authorization, approval, or other action by, and no notice to or filing with, any government or agency of any government or other Person is required either (i) for the assignment, pledge and grant by APP of the security interest granted hereby or for the execution, delivery and performance of this Agreement by APP; or (ii) for the perfection of, the pledge, assignment and grant of the security interest created hereby or the exercise by PRF of its rights and remedies hereunder, other than (A) the filing of financing statements in the appropriate office(s) located in the jurisdiction(s) listed on Schedule 5(b), and (B) such as has been obtained on or prior to the date hereof.

        (d) Enforceability. This Agreement is the legally valid and binding obligation of APP, enforceable against APP in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

        (e) Office Locations; Type and Jurisdiction of Organization. The chief place of business, the chief executive office and the office where APP keeps its records regarding the Collateral are, as of the date hereof, located at the locations set forth on Schedule 5(e); APP's type of organization (i.e., corporation, limited partnership, etc.), jurisdiction of organization and organization number provided by the applicable government authority of the jurisdiction of organization are also listed on Schedule 5(e).

        (f) Names. APP (or any predecessor by merger or otherwise) has not, within the four (4) month period preceding the date hereof, had a different name from the name listed on the signature pages hereof.

        (g) Intellectual Property, License Agreements and Related Agreements. APP confirms the representations and warranties made by APP pursuant to Sections 3.12 (to the extent of the Patents existing as of the date hereof), 3.18 and 3.19 of the Royalty Interest Agreement.

        Section 6 Further Assurances. APP agrees that, from time to time, at its expense, APP will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or desirable, or that PRF may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable
PRF to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, APP will: (i) (A) execute and file such financing or continuation statements, or amendments thereto, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that PRF has control of specified items of Collateral, and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as PRF may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) furnish to PRF from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as PRF may reasonably request, all in reasonable detail, (iii) at PRF's request, appear in and defend any action or proceeding that may affect APP's title to or PRF's security interest in all or any part of the Collateral, and
(iv) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to PRF with respect to any Collateral. APP hereby authorizes PRF to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of APP. APP agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by APP shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

        Section 7   Certain Covenants of APP.  APP shall:

        (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

        (b) notify PRF of any change in its name, identity or corporate structure within fifteen (15) days of such change;

        (c) give PRF thirty (30) days' prior written notice of any change in its chief place of business, chief executive office or residence or the office where APP keeps its records regarding the Collateral or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of APP;

        (d) pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided, however, that APP shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against APP or any of the Collateral as a result of the failure to make such payment; and

        (e) not consent to amendments or modifications of any license, lease, contract or agreement to which it is a party that contain any provision that contravenes or otherwise prohibits APP from granting to PRF a security interest in the Collateral.

        Section 8   Special Covenants With Respect to the
Collateral.

        (a)   APP shall:

                 (i) diligently keep reasonable records respecting the Collateral at its chief executive office or principal place of business;

                 (ii) not create, incur, assume or cause to exist any Lien, other than Permitted Liens, on the Collateral; and

                 (iii) not sell, assign (by operation of law or otherwise), lease, transfer or otherwise dispose of, or grant any Person an option with respect to, the Collateral.

        (b) APP will reasonably process, prosecute and maintain, or cause to be processed, prosecuted and maintained, the Patents, subject in each case to the procedures set forth in the License
Agreements.

        (c) APP shall, concurrently with the execution and delivery of this Agreement, execute and deliver to PRF five (5) originals of a Special Power of Attorney in the form of Exhibit A annexed hereto for execution of an assignment of the Collateral to PRF, or the implementation of the sale or other disposition of the Collateral pursuant to PRF's good faith exercise of the rights and remedies granted hereunder; provided, however, PRF agrees that it will not exercise its rights under such Special Power of Attorney unless an Event of Default has occurred and is continuing.

        (d) APP further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to PRF, that PRF has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against APP, and APP hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

        Section 9 PRF Appointed Attorney-in-Fact. APP hereby irrevocably appoints PRF, or any person or agent as PRF may designate as such, APP's attorney-in-fact, with full authority in the place and stead of APP and in the name of APP, PRF or otherwise, from time to time in PRF's discretion to take any action and to execute any instrument that PRF may in its good faith sole discretion deem necessary or advisable to accomplish the following:

        (a) upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for monies due and to become due under or in respect of any of the Collateral;

        (b) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

        (c) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that PRF may in its good faith sole discretion deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of PRF with respect to any of the Collateral;

        (d) upon the occurrence and during the continuance of an Event of Default, to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by PRF in its sole discretion, any such payments made by PRF to become obligations of APP to PRF, due and payable immediately without demand;

        (e) upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, drafts against debtors, assignments, verifications, notices and other documents relating to the Collateral; and

        (f) upon and at any time after the occurrence and during the continuance of an Event of Default, to prepare, file and sign APP's name on an assignment document in such form as PRF may in its sole discretion deem necessary or desirable to transfer ownership of the Collateral to PRF or an assignee or transferee of PRF.

        Section 10 Standard of Care. The powers conferred on PRF hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of good faith and of reasonable care in the accounting for monies actually received by PRF hereunder, PRF shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. PRF shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which PRF accords its own property.
        Section 11  Remedies Upon Event of Default.

        (a) If, and only if, any Event of Default shall have occurred and be continuing, PRF may, in good faith, exercise in respect of the Collateral (i) all rights and remedies provided for herein, under the Royalty Interest Agreement or otherwise available to it, (ii) all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the Collateral), in all relevant jurisdictions, and (iii) the right to:

               (i) require APP to, and APP hereby agrees that it will at its expense and upon request of PRF forthwith, assemble all or part of the Collateral as directed by PRF and make it available to PRF at a place to be designated by PRF that is reasonably convenient to both parties;

               (ii)   personally or by agents or attorneys,
immediately take possession of the Collateral or any part thereof, from APP or any other person who has possession of any part thereof, with or without notice or process of law, and for that purpose may enter upon APP's premises where any of the Collateral is located and remove same;

               (iii) foreclose or otherwise enforce PRF's security interest in any manner permitted by law or provided for in this Agreement; and

               (iv) without notice except as may be required by applicable law and that cannot be waived, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any place or places for cash, on credit, or for future delivery, and upon such other terms as PRF may deem commercially reasonable.

        (b) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, PRF shall have the right (but not the obligation) to bring suit, in the name of APP, PRF or otherwise, to enforce any Collateral, in which event APP shall, at the request of PRF, do any and all lawful acts and execute any and all documents required by PRF in aid of such enforcement and APP shall promptly, upon demand, reimburse and indemnify PRF as provided in the Royalty Interest Agreement and Section 13 hereof, as applicable, in connection with the exercise of its rights under this Section 11.

        Section 12 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by PRF in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in good faith to satisfy (to the extent of the net proceeds received by PRF) such item or part of the Secured Obligations as PRF may designate (with the right to reapply such proceeds to such other items or part of the Secured Obligations as PRF may see fit).

        Section 13  Expenses.

        (a) APP agrees to pay to PRF upon demand the amount of any and all costs and expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that PRF may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of PRF hereunder, or (iii) the failure by APP to perform or observe any of the provisions hereof.

        (b) The obligations of APP in this Section 13 shall survive the termination of this Agreement and the discharge of APP's other obligations under this Agreement and the Royalty
Interest Agreement.

        Section 14  Continuing Security Interest; Termination and
Release.

        (a) This Agreement shall (i) create a continuing security interest in the Collateral, (ii) remain in full force and effect until the indefeasible payment and performance in full of the Secured Obligations and the termination of the Royalty Interest Agreement, (iii) be binding upon APP and its respective successors and assigns, and (iv) inure, together with the rights and remedies of PRF hereunder, to the benefit of PRF and its successors, transferees and assigns.

        (b) Upon the payment and performance in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to APP. Upon any such termination PRF will, at APP's expense, execute and deliver to APP such documents as APP shall reasonably request to evidence such termination.

        Section 15 Amendments; Etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by APP and PRF or in the case of a waiver, by PRF. Any single waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

        Section 16 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in person, sent by overnight courier, facsimile transmission or posted by registered or certified mail, return receipt requested, with postage prepaid, addressed to the address of PRF or APP, as applicable, provided in Section 8.03 of the Royalty Interest Agreement or to such other address or addresses as PRF or APP may from time to time designate by notice as provided herein. Any such notice shall be deemed given when actually received when so delivered personally or by overnight courier or if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout or otherwise, on the fifth (5th) day after its postmarked date thereof or if sent by facsimile transmission on the date sent if such day is a Business Day or the next following Business Day if such day is not a business day.

        Section 17 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay by PRF in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 18 Severability. If a court deems any part of this Agreement unenforceable, the parties agree that only the offending part shall be stricken and that the remaining parts shall be unaffected, and that any such stricken part of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of such stricken part.

        Section 19 Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

        Section 20 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        Section 21 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York or any Common Pleas court sitting in New York County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that services of process on such party as provided in Section 8.14(c) of the Royalty Interest Agreement shall be deemed effective service of process on such party.

        Section 22  Waiver of Jury Trial.  EACH OF THE PARTIES
HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY
JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 23 Counterparts; Effectiveness. This Agreement may be executed in two counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

        Section 24 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. APP shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of PRF. PRF may assign, without restriction and without the consent of APP, any of its rights or obligations under this Agreement to any Person(s).

                    [Signature page follows]




IN WITNESS WHEREOF, APP and PRF have caused this
Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                   A.P. PHARMA, INC.

                                   By: /S/ Michael O'Connell
                                      ----------------------
                                      Michael O'Connell
                                      President and Chief
                                       Executive Officer

                                   [***][an affiliate of Paul
                                    Royalty Fund II, L.P., a
                                    Delaware limited
                                    partnership]

                                   By: /S/ Clarke Futch
                                      -----------------
                                      Clarke B. Futch
                                      Manager




















        [SIGNATURE PAGE TO SECURITY AGREEMENT IN FAVOR OF PRF]

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.